Exhibit 99.1

Contact:	Robyn Brown Vice President, Investor Relations The Medicines Company 973-290-6000 investor.relations@themedco.com
FOR IMMEDIATE RELEASE:
THE MEDICINES COMPANY ANNOUNCES THE RESIGNATION OF
ITS CHIEF OPERATING OFFICER
PARSIPPANY, NJ, October 2, 2009 – The Medicines Company (NASDAQ: MDCO) today announced the resignation of John P. Kelley as the Company’s President and Chief Operating Officer.
On September 29, 2009, John P. Kelley resigned as President and Chief Operating Officer and as director of the Company to pursue other interests, effective October 1, 2009. Mr. Kelley will serve as a Special Advisor to the Company’s Chief Executive Officer until the earlier of December 31, 2009 or until he commences other full-time employment.
“John has played a major part of a period of strong growth at The Medicines Company,” said Clive Meanwell, M.D., Chairman and Chief Executive Officer of The Medicines Company. “I sincerely thank John for all of his contributions and wish him every success in his future endeavors.”
About The Medicines Company
The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. The Company’s website is www.themedicinescompany.com.
Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words

“believes,” “anticipates” and “expects” and similar expressions, including the Company’s preliminary revenue results, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s ability to develop its global operations and penetrate foreign markets, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, risks associated with the establishment of international operations, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on August 10, 2009, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.